CHASE CORPORATION
50 Braintree Hill Park
Braintree, Massachusetts 02184
Telephone (617) 848-2810

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m., Tuesday, January 16, 1996 at the Sheraton Tara Hotel, 37 Forbes Road, Braintree, Massachusetts 02184 for the following purposes:
     (1) To elect the members of the Board of Directors of the corporation;
     (2) To act upon the Chase Corporation 1995 Stock Option Plan; and
     (3) To transact such other business as may properly come before the meeting.
     Only shareholders of record on the books of the corporation at the close of business on December 1, 1995 are entitled to notice of and to vote at the meeting.
     The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.


By order of the Board of Directors,



GEORGE M. HUGHES
Clerk


December 20, 1995

SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN THE ACCOMPANYING
PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.























CHASE CORPORATION
50 Braintree Hill Park
Braintree, Massachusetts 02184
Telephone (617) 848-2810



PROXY STATEMENT
December 20, 1995

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 16, l996. The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.
     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Unless the proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, proxies will be voted to elect the directors nominated by the Board of Directors.
     On December 1, l995, the Company had outstanding 3,572,155 shares of Common Stock, $0.10 par value (the "Common Stock"), which is its only class of voting stock. Shareholders of record at the close of business on December 1, 1995 are entitled to vote at the meeting. With respect to all matters that will come before the meeting, each shareholder may cast one vote for each share registered in his or her name on the record date. A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the meeting in person or by proxy constitutes a quorum for the transaction of business.
     The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 20, l995. The Company's annual report for fiscal l995 will be sent to shareholders on the same date.

Principal Holders of Voting Securities
     The following table sets forth certain information regarding ownership of the Company's Common Stock as of December 1, l995, by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock and (ii) all officers and directors of the Company as a group.

                         Number of Shares         Percent of
Beneficial Owner(a)      Beneficially Owned(b)    Class
__________________       ____________________     _______
Edward L. Chase               1,546,772(c)        40.5%
  39 Nichols Rd.
  Cohasset, MA 02025
Wilen Management Corp.          218,900            5.7%
  2360 West Joppa Rd.
  Lutherville, MD 21093
All current officers and
  directors as a group        1,919,537(c)        50.2%
  (7 persons)
_____________
     (a) Information regarding ownership of the Company's Common Stock by the directors of the Company is set forth on pages 2 and 3 under the heading "Election of Directors."
     (b) Includes shares subject to stock options exercisable within the 60-day period following December 1, 1995. See "Election of Directors."
     (c) Includes 1,614 shares owned of record by Mr. Chase's spouse. Mr. Chase has shared power to direct voting or disposition, or both, of such shares. As to balance of the shares, Mr. Chase has sole voting and investment power.

Arrangements Regarding the Election of Directors
     The Company's by-laws provide that for so long as 10% of the Company's outstanding voting stock is owned by Edward L. Chase or his spouse, issue, or estate, or a trust for the benefit of his spouse and/or issue, then the Nominating Committee will recommend to the Board of Directors that such person or a lineal descendant of such person be elected to the Board of Directors.

Election of Directors
     Six directors are to be elected at the annual meeting. The Board of Directors recommends that the six nominees named below be elected as directors. The directors elected at the meeting will hold office until the next annual meeting and until their successors are elected and qualified. It is intended that proxies in the accompanying forms be voted in favor of electing as directors the persons named in the table below. If any nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.
     The affirmative vote by the holders of a majority of the securities present, or represented, and entitled to vote at the meeting is necessary to elect the nominees for election as directors. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of negative votes. Broker non-votes will not be counted as present or represented for this purpose. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

                                                                No. of Common
                                                                Shares Owned
                        Business Experience         Has Been    Beneficially on Percent
                        During Past Five Years      a Director  December 1,      of
     Name          Age  and other Directorships     Since         1995 (a)       Class
     ____          ____ __________________________  _________    _____________  _____
Edward L. Chase(b)   74  President Emeritus of the   1971            1,546,772    40.5
                         Company since 1988;
                         President,Chief Operating
                         Officer, and Chief
                         Financial Officer of
                         the Company from 1971 to
                         September 1988; Treasurer
                         of the Company from 1984
                         to September 1988; from
                         1947 to September 1988,
                         Director and Treasurer
                         of Chase & Sons, Inc.


Peter R. Chase(b)  47    Chief Executive Officer     1993              263,765(f) 6.9
                         of the Company since
                         September 1993 and
                         President of the Comp-
                         any since April 1992;
                         Chief Operating Officer of
                         the Company since September 1988.

William H. Dykstra   67  Director of Reed and        1988               16,500(c)       0.4
                         Barton Corporation
                         since 1977; Senior
                         Vice President of
                         Finance from 1977
                         to January 1993.
                         Since 1993 is retired
                         but serves as an active
                         member on several boards.

George M. Hughes(d)  56  Partner, law firm of        1984               60,500(e)       1.6
                         Palmer & Dodge since 1974.

Ronald Levy          57  Vice President of Arthur    1994                4,500          0.1
                         D. Little, Inc., a
                         management and technology
                         consulting company, since
                         1987 and a Director of its
                         North America Management
                         Consulting Practice since 1989.

Ernest Siegfriedt,Jr. 64 Independent business        1990               None              -
                         consultant since 1988;
                         Vice President and
                         General Manager of the
                         Fasteners Division of
                         T.R.W., Inc., a
                         manufacturing company,
                         from 1976 to 1988.

     (a) The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. On December 1, 1995, the officers and directors of the Company as a group owned beneficially 1,919,537 shares (50.2%) of the Company's outstanding Common Stock.
     (b) Peter R. Chase, President and Chief Executive Officer of the Company, is the son of Edward L. Chase.
     (c) Includes 16,500 shares that may be acquired within 60 days of December 1, l995 pursuant to the exercise of stock options.
     (d) Mr. Hughes is a partner in the law firm of Palmer & Dodge, which is general counsel to the Company.
     (e) Includes 60,500 shares that may be acquired within 60 days of December 1, 1995 pursuant to the exercise of stock options.
     (f) Includes 90,000 shares that may be acquired within 60 days of December 1, l995 pursuant to the exercise of stock options.

Meetings of the Board of Directors
     The Company's Board of Directors held six meetings during the fiscal year ended August 31, 1995 and each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he served.

Committees of the Board of Directors
     The Board has standing audit, compensation and nominating committees. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:
     Audit Committee. The Audit Committee recommends to the Board of Directors the engagement of the Company's independent accountants, reviews the scope and extent of their audit of the Company's financial statements, and reviews the annual financial statements with the independent accountants and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Messrs. Dykstra, Siegfriedt and Edward L. Chase. The Audit Committee held two meetings during the fiscal year ended August 31, 1995.

     Compensation Committee. The Compensation Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes recommendations to the Board of Directors regarding compensation for officers and key employees. The members of the Compensation Committee are Messrs. Levy, Siegfriedt and Hughes. The Compensation Committee held five meetings during the fiscal year ended August 31, 1995.

     Nominating Committee. The Nominating Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating Committee itself. The Nominating Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the Nominating Committee. The members of the Nominating Committee are Messrs. Hughes, Levy and Dykstra. The Nominating Committee held one meeting during the fiscal year ended August 31, 1995.

Executive Compensation

Summary Compensation Table
                    Annual Compensation(l)         Long Term Compensation
                    ______________________________    ______________________________
     (a)                   (b)       (c)       (d)           (e)       (f)    (g)
                                                       Restricted Securities
                                                         Stock    Underlying  LTIP    All
                          Fiscal                        Award(s)  Warrants/   Payout Other
Name & Principal Position  Year     Salary     Bonus     ($)      Options (#) ($)    Comp(2)
________________________   ______   ______     ______   ______  ___________ ______   ______
Peter R. Chase              1995   $235,280   175,700     -        400,000(3)    -   $7,031
President and               1994   $225,260   154,770     -           -          -   $6,758
Chief Executive Officer     1993   $176,600    63,870     -           -          -   $5,298

Everett Chadwick, Jr.       1995   $110,070    82,240     -         50,000(3)    -   $3,289
Treasurer and               1994   $105,100    72,200     -           -          -   $3,154
Chief Financial Officer     1993   $ 90,100    32,540     -           -          -   $2,703
_____________

     (1) Annual compensation includes amounts earned in each fiscal year, whether or not deferred. Compensation is deferred pursuant to the provisions of the Chase Corporation Retirement Savings Plan. Aggregate perquisite values do not exceed the lesser of $50,000 or 10% of the reported base salary and bonus for each year. The Company did not provide its employees with any form of restricted stock awards and does not have a Long Term Incentive Plan (LTIP).
     During fiscal 1995, the Company granted Peter R. Chase and Everett Chadwick options for 400,000 and 50,000 shares respectively exercisable at fair market value as of the date of the grant and vesting ratably over 10 years. The Company does not have a program to grant Stock Appreciation Rights.
     (2) The amounts represent the contribution by the Company on behalf of the employees to the Chase Corporation Retirement Savings Plan.
     (3) Represents stock options.

Stock Options Granted During Fiscal 1995
     The following table sets forth each grant of stock options during fiscal 1995 to the Chief Executive Officer and each other executive officer named in the Summary Compensation Table. No stock appreciation rights ("SARs") have been granted.

                                                            Potential
                                                            Realizable Value
                                                            at Assumed
                                                            Annual Rates of
                                                            Stock Price
                                                            Appreciation for
                         Individual Grants                       Option Term(3)
               ______________________________________________________ ________________
(a)               (b)         (c)                (d)           (e)          (f)        (g)
                Number of
                Securities   % of Total
                Underlying   Options/SARs
                Options      Granted to       Exercise or
                Granted      Employees in     Base Price     Expiration
Name            (#)(1)       Fiscal Year(2)   ($/Sh)          Date         5%($)        10%($)
______          __________   _____________  _____________    __________  ________     __________
Peter R. Chase   400,000       88.89%      $3.375/400,000       2005       $850,000   $2,150,000
Everett Chadwick  50,000       11.11%      $3.375/ 50,000       2005       $106,250   $  268,750

     (1) All options were granted pursant to the 1995 Stock Option Plan and are subject to shareholder approval of the 1995 Incentive Plan.
     (2) Percentages are based on a total of 450,000 shares of Common Stock underlying all options granted to employees of the Company in fiscal 1995 pursuant to the 1995 Stock Option Plan.
     (3) Represents the value of the options granted at the end of the option terms if the price of the Company's Common Stock were to appreciate annually by 5% and 10% respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. If the stock price appreciates, the value of stock held by all shareholders will increase.
     (4) The options vest and become exercisable ratably over ten years beginning 12 months from the date of grant in 1995.

Aggregated Option Exercise in Last Fiscal Year and Fiscal Year End Option
Values

                                                 Number of             Value of
                                                 Unexercised Options   Unexercised Options
                                                 @ fiscal year end     @ fiscal year end
                    Shares Acquired  Value       Exercisable/          Exercisable/
Name                on Exercise (#)  Realized($) Unexercisable         Unexercisable (1)
_____               ______________   __________ __________________   _______________
Peter R. Chase         20,000         $42,300    90,000/400,000       $257,850/$400,000
Everett Chadwick, Jr.     -             -        27,500/ 50,000       $ 78,790/$50,000

     (1) Market value of securities at August 31, 1995 close minus the exercise price.

Compensation Committee Report on Executive Compensation
     Decisions on compensation for the Company's executive officers are made by the Compensation Committee of the Board of Directors (the
"Committee"). The Committee is composed entirely of independent non-employee directors who have no interlocking directorships as defined by the Securities and Exchange Commission. Committee decisions are reviewed and approved by the full Board of Directors.

     The Company's executive compensation program is designed to accomplish the following objectives:
- Reward key executives at levels which are competitive with those of similar comparative companies.
- Provide incentives which are directly linked to the achievement of Company strategies, profits and enhanced shareholder values.
- Assure that the objectives for corporate and business unit performance are established and measured.
- Attract and retain executives who have the capabilities needed to assure proper growth and profitability.

     For the fiscal year ended August 31, 1995, the Company, acting through the Committee, employed three programs to compensate its senior management. These included an annual base salary program, a stock option plan and a contingent compensation program based on selected financial performance measures. Following is a description of the manner in which each program was administered during the year. It includes an explanation of the rationale for the compensation paid to the Chief Executive Officer.

Annual Base Salary Program
     Salary ranges are established for executive positions, including the named executive officers, with range mid-points equal to the median salary determined from appropriate comparative survey data provided by an independent consultant prior to the beginning of each fiscal year. The actual salary of each individual holding an executive position is determined using the Company's salary administration program as a basis and by taking into consideration the individual's qualifications, sustained performance and level of responsibility, as evaluated by the Committee. Annual adjustments in base salary are made after an analysis of the foregoing factors and aforementioned survey data showing compensation trends externally.
     The base salary for Peter R. Chase was set by the Committee using the same policies and criteria used for other executive officers of the Company. His base salary for the fiscal year ended 1995 was set at the median salary reflected in the aforementioned comparative survey data and adjusted based on the Committee's evaluation of the criteria discussed above. Corporate performance measures are used in determining bonuses rather than base salary and accordingly were not considered by the Committee in determining Mr. Chase's base salary.

Contingent Compensation Program
     Each executive officer, including the named executive officers, was eligible to earn additional contingent compensation under the Company's management incentive plan equal to a designated percentage of annual base salary. In the 1995 fiscal year, the target percentage was 30% of annual base salary for each executive officer for achieving targeted operating profit set with reference to the three prior years. Potential incentive earnings could range from 0% to 100% of annual base salary, depending upon the Company's actual performance during the year. The Company exceeded the operating profit threshold established for payment of the targeted incentive compensation in fiscal year 1995; therefore, in accordance with the plan, incentive earnings for executive officers averaged 75% of annual base salary in the last fiscal year. The incentive earnings for Peter R. Chase is also determined pursuant to the Company's management incentive plan. Pursuant to the formulas set forth in the plan, Mr. Chase's incentive compensation for fiscal year 1995 equaled 75% of his annual base salary.
     The Committee, in carrying out its responsibilities, met several times in the fiscal year and reviewed performance progress during the year as well as information provided by independent compensation consultants.

1995 Stock Option Plan
     The 1995 Stock Option Plan is designed in part to retain and provide incentives to the Company's Chief Executive and Chief Financial Officers. The Committee believes that these executives are in a position to make the most significant contribution to the Company's future success. The program is designed to recognize significant contributions and provide longer-term incentives to increase shareholder value. Under the 1995 Stock Option Plan options for 400,000 shares were granted to Peter R. Chase and 50,000 shares to Everett Chadwick. The size and structure of the awards were determined by the Committee in conjunction with advice from William H. Mercer, Incorporated acting as consultants to the Committee and advising it as to industry norms and the accomplishment of the objectives of the Company's compensation program's goals. To ensure that high levels of performance occur over the long term, the options granted vest over a period of 10 years. All of the options have been granted with an exercise price equal to 100% of the fair market value of the Company's common stock on the grant date. Any value received from a stock option grant depends entirely on increases in the price of the Company's common stock.

By the Chase Corporation Compensation Committee,



Ronald Levy (Chairman)
George M. Hughes
Ernest E. Siegfriedt, Jr.


     401(k) Plan. The Company has a deferred compensation plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Any qualified employee who has attained age 21 and has been employed by the Company for at least six months may contribute a portion of their salary to the plan and the Company will match, at the rate of 50% on the dollar, such contribution up to an amount equal to three percent of such employee's yearly salary. Amounts contributed to the plan are invested and income taxes on the amounts contributed and on the investment yield are deferred until such amounts are paid to the employee upon their departure from the Company. Both the 401(k) plan and the pension plan described below were amended, effective January 1, 1989, to comply with pertinent legislation.

     Deferred Compensation; Termination of Employment Arrangements and Amendment to Certain Arrangements.
     The Company has a deferred compensation agreement with a former officer, Edward L. Chase, who owns approximately 40% of the Company's outstanding Common Stock. The agreement provides for various post-retirement health and life insurance benefits and annual payments of $200,000 through August 31, 1998.
     In addition, the Company entered into an agreement with Peter R. Chase pursuant to which the Company will continue to pay Mr. Chase the equivalent of his annual compensation for two years following the termination of his employment if such termination arises in connection with a change in control of the Company. Any payments made to Mr. Chase after the first year following his termination will be offset to the extent that he receives any other compensation, through new employment or otherwise.
     Pension Plan. The Company has a defined benefit Pension Plan that covers substantially all of its employees who have attained the age of 21 and have completed six months of service. Benefits are determined based on final average base earnings (excluding bonuses, overtime, and other extraordinary amounts), covered compensation, and total years of service with the Company (up to a maximum of forty years). Compensation covered by the plan is annual compensation, less payments on account of overtime, bonuses, or commissions, to a maximum of $150,000. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The plan offers the option for a participant to receive a lump sum distribution upon attainment of age 65 and five years of employment even if the employee elects to remain actively employed. Benefits may be paid in a variety of forms, including a lump sum, at the election of the participant. The following table shows estimates of annual benefits payable under the plan upon retirement at age 65 or upon the fifth anniversary of employment, if later, of participants in the specified compensation and years-of-service classifications before an offset of 0.6% of covered compensation at the time of retirement times the number of years of service (up to a maximum of 35 years). The compensation covered by the plan for the named executive officers in the Summary Compensation Table is the salary in that table.


Average Remuneration               Years of Service at Age 65
                                   ______________________
5 highest consecutive years   10            20           30           40
_______________________       __            __           __           __
$ 50,000.00              $ 7,500.00    $15,000.00   $22,500.00   $28,250.00
$100,000.00              $15,000.00    $30,000.00   $45,000.00   $56,500.00
$150,000.00              $22,500.00    $45,000.00   $67,500.00   $84,750.00

Compensation of Directors. Directors who are not employees of the Company are paid an annual retainer of $5,000 plus a fee of $750 for each Board meeting they attend ($1,250 if they attend a committee meeting on the same day). Non-employee directors who are committee members receive a fee of $750 per committee meeting they attend that is not held on the same day as a directors meeting. Non-employee directors also are eligible to receive stock options.

Performance Graph
     The following line graph compares the yearly percentage change in the Corporation's cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index ("the S&P 500 Index"), and a composite peer index, weighted by market equity capitalization on companies with the Chase Corporation Standard Industrial Classification (S.I.C.) code (the "Peer Group Index"). The companies included in the Peer Group Index are American Biltrite, Inc., Lamson & Sessions Co., Plymouth Rubber Company Inc., MacDermid Inc., Bairnco Corp., and Flamemaster Corp. Cumulative total returns are calculated assuming that $100 was invested 8/31/90 in each of the Common Stock, the S&P 500 and the Peer Group Index, and that all dividends were reinvested.

Chase Corporation
Comparison of 1990-1995 Cumulative Total Return Performance (a)


            1990    1991      1992      1993      1994      1995
Chase       100.0   111.7     110.8     114.3     214.8     333.2
S&P 500     100.0   126.4     136.2     156.7     165.0     199.6
Peer Group  100.0   117.2     130.0     157.1     237.3     241.8

(a) Cumulative total returns are calculated assuming dividend reinvestment at August 31.

PROPOSAL NUMBER 2

APPROVAL OF THE 1995 STOCK OPTION PLAN

Proposal
     In connection with the completion of the Compensation Committee's review of the Company's compensation policies, the Board of Directors has approved a 1995 Stock Option Plan, subject to approval by the Company's shareholders.
     The 1995 Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). Under the plan, awards have been made to senior management and to non-employee members of the Board of Directors. These awards are described in greater detail below.
     Subject to adjustment for stock splits, stock dividends and similar events, the total number of shares of Common Stock issued under the 1995 Stock Option Plan is 512,500 shares.
     The Board of Directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling senior management and non-employee directors of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Providing such persons with a direct stake in the Company is intended to assure a closer identification of the interests of participants in the 1995 Stock Option Plan with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.
     The proposed 1995 Stock Option Plan is intended to help the Company achieve its goals by keeping the Company's incentive compensation program dynamic and competitive with those of other companies.

     The Board of Directors recommends that the 1995 Stock Option Plan be approved, and therefore recommends a vote FOR this proposal.

Summary of the Chase Corporation 1995 Stock Option Plan
     The following description of certain features of the 1995 Stock Option Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 1995 Stock Option Plan which is attached hereto as Exhibit A.
     The 1995 Stock Option Plan is administered by the Committee. All members of the Committee are "outside directors" as defined in Section 162 of the Code and the regulations promulgated thereunder.
     The 1995 Stock Option Plan permits the granting of options to purchase Common Stock. The option exercise price of each option is not to be less than 100% of the fair market value of the Common Stock on the date of grant in the case of incentive stock options and Non-Qualified Options.
     Under the 1995 Stock Option Plan option to purchase up to 450,000 shares of Common Stock were granted to senior management as described more fully below and 62,500 shares have been reserved for issuance to non-employee directors. Options are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and to the extent they do not meet all of the requirements of the Code, such options will be options that are Non-Qualified Options.
     The term of each option will be fixed by the Committee and may not exceed ten years from date of grant or seven years in the case of options granted to directors.
     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of Common Stock of the Company owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.
     To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.
     The 1995 Stock Option Plan provides for the grant of options to non-employee Directors. Each non-employee Director has been granted an option to acquire 12,500 shares of Common Stock on a one time basis. The exercise price of each such option is the fair market value of the Common Stock on the date of grant. Options granted to non-employee Directors vest 1/5 on the date of the annual meeting in 1996 and 1/5 on each annual meeting date thereafter.
     The Board of Directors may at any time amend the 1995 Stock Option Plan and the Committee may at any time amend outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent.
     The 1995 Stock Option Plan provides that in the event of a "Change of Control" (as defined in the 1995 Incentive Plan) of the Company, all stock options shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

Tax Aspects Under the U.S. Internal Revenue Code
     The following is a summary of the principal Federal income tax consequences of option grants under the 1995 Stock Option Plan. It does not describe all Federal tax consequences under the 1995 Stock Option Plan, nor does it describe state or local tax consequences.

Incentive Options
     Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long term capital gain, and the Company will not be entitled to any deduction. If an employee disposes of the shares within such one year or two year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition, and, provided the Company complies with applicable withholding requirements, the Company will receive a corresponding deduction, in an amount equal to the excess of (l) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long term or short term capital gain and any loss will be long term or short term capital loss. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Company's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.
     Special rules apply if an employee surrenders shares of Common Stock in payment of the exercies price of an Incentive Option.
       An Incentive Option that is exercised by an employee more than three months after an employee's employment terminates will be treated as a Non-Qualified Option for Federal income tax purposes. In the case of an employee who is disabled, the three-month period is extended to one year and in the case of an employee who dies, the three-month employment rule does not apply.

Non-Qualified Options
       There are no Federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares.
The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income.
The Company will be entitled to a Federal income tax deduction in an amount equal to such excess, provided the Company complies with applicable withholding rules. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.
       Section 83 of the Code and the regulations thereunder provide that the date for recognition of ordinary income (and the Company's equivalent deduction) upon exercise of a Non-Qualified Option and for the commencement of the holding period of the shares thereby acquired by a person who is subject to Section 16 of the 1934 Act will be delayed until the date that is the earlier of (i) six months after the date of the exercise and (ii) such time as the shares received upon exercise could be sold at a gain without the person being subject to such potential liability.
       Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

Parachute Payments
       The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part and may subject the recipient to a non-deductible 20% federal excise tax on all or portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Company's Deductions
       As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 1995 Incentive Plan may be limited to the extent that any executive officer whose compensation is required to be reported in the summary compensation table receives compensation (other than performance-based compensation) in excess of $1 million a year.

Auditors
       The Board of Directors has selected the firm of Livingston & Haynes, P.C., which served as auditors for the Company during the most recently completed fiscal year of the Company, to serve as auditors for the Company for the fiscal year ending August 31, 1996. Representatives of Livingston & Haynes, P.C. are expected to be present at the meeting of shareholders with an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

Proposals of Security Holders for 1997 Annual Meeting
       Proposals of security holders intended to be present at the 1997 annual meeting of the Company s shareholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting not later than August 16, 1996.

Retirement of Founder
       In 1995 Francis M. Chase, one of the founders of the Company, retired as a director. The Company expresses its thanks and appreciation to Mr. Chase for his many years of dedicated service on behalf of the Company and his contributions to its growth.

Miscellaneous
       The management does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.
       In the event that a quorum is not present when the meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

By order of the Board of Directors,

George M. Hughes
Clerk




  EXHIBIT A
CHASE CORPORATION
1995 Stock Option Plan

       This 1995 Stock Option Plan (the "Plan") provides for ownership of Common Stock, $.10 par value (the "Stock") of Chase Corporation (the "Company") by officers, employees and directors so as to provide additional incentives to promote the success of the Company through the grant of Incentive Stock Options and Non-statutory Stock Options (as such terms are defined in Section 3(a) below (collectively, "Options").
       1. Administration of the Plan.
       The administration of the Plan shall be under the general supervision of the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). Within the limits of the Plan, the Directors or Compensation Committee shall determine the individuals to whom, and the times at which, Options shall be granted, the type of Option to be granted, the duration of each Option, the price and method of payment for each Option, and the time or times within which (during its term) all or portions of each Option may be exercised. The Compensation Committee may establish such rules as it deems necessary for the proper administration of the Plan,make such determinations and interpretations with respect to the Plan and Options granted under it as may be necessary or desirable and include such further provisions or conditions in Options granted under the Plan as it deems advisable.
       2. Shares Subject to the Plan.
       (a) Number and Type of Shares. The aggregate number of shares of Stock of the Company which may be optioned under the Plan is 512,500 shares. In the event that the Compensation Committee in its discretion determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Stock such that adjustment is required in order to preserve the benefits or potential benefits of the Plan or any Option granted under the Plan, the maximum aggregate number and kind of shares or securities of the Company as to which Options may be granted under the Plan and as to which Options then outstanding shall be exercisable, and the option price of such Options, shall be appropriately adjusted by the Compensation Committee (whose determination shall be conclusive) so that the proportionate number of shares or other securities as to which Options may be granted and the proportionate interest of holders of outstanding Options shall be maintained as before the occurrence of such event.
       (b) Effect of Certain Transactions. In the event of a consolidation or merger of the Company with another corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, each holder of an outstanding Option shall be entitled to receive upon exercise and payment in accordance with the terms of the Option the same shares, securities or property as he would have been entitled to receive upon the occurrence of such event if he had been, immediately prior to such event, the holder of the number of shares of Stock purchasable under his Option; provided, however, that in lieu of the foregoing the Board of Directors of the Company (the "Board") may upon written notice to each holder of an outstanding Option provide that such Option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Board may in its discretion accelerate or waive any deferred exercise period.
       (c) Reservation of Shares. The Company shall at all times while the plan is in force reserve such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
       3. Grant of Options: Eligible Persons.
       (a) Types of Options. Options shall be granted under the Plan either as incentive stock options ("Incentive Stock Options"), as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or as Options which do not meet the requirements of Section 422 ("Non-statutory Stock Options"). Options may be granted by the Directors, within the limits set forth in Sections 1 and 2 of the Plan, to all employees of the Company or any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code).
       (b) Date of Grant. The date of grant for each Option shall be the date on which it is approved, or such later date as the Directors may specify.
No Options shall be granted hereunder after ten years from the date on which the Plan was approved by the Board.
       4. Form of Options.
       Options granted hereunder shall be evidenced by a writing delivered to the optionee specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Compensation Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The form of such Options may vary among optionees.
       5. Option Price.
       In the case of Incentive Stock Options, the price at which shares may from time to time be optioned shall be determined by the Compensation Committee, provided that such price shall not be less than the fair market value of the Stock on the date of granting as determined in good faith by the Compensation Committee; and provided further that no Incentive Stock Option shall be granted to any individual who is ineligible to be granted an Incentive Stock Option because his ownership of stock of the Company or its parent or subsidiary corporations exceeds the limitations set forth in
Section 422(b)(6) of the Code unless such option price is at least 110% of the fair market value of the Stock on the date of grant.
       In the case of Non-statutory Stock Options, the price at which shares may from time to time be optioned shall be determined by the Compensation Committee.
       The Compensation Committee may in its discretion permit the option price to be paid in whole or in part by a note or in installments or with shares of Stock of the Company or such other lawful consideration as the Compensation Committee may determine.
       6. Term of Option and Dates of Exercise.
       (a) Exercisability. The Compensation Committee shall determine the term of all Options, the time or times that Options are exercisable and whether they are exercisable in installments; provided, however, that the term of each non-statutory stock option granted under the Plan shall not exceed a period of eleven years from the date of its grant and the term of each Incentive Stock Option granted under the Plan shall not exceed a period of ten years from the date of its grant, provided that no Incentive Stock Option shall be granted to any individual who is ineligible to be granted such Option because his ownership of stock of the Company or its parent or subsidiary corporations exceeds the limitations set forth in
Section 422(b)(6) of the Code unless the term of his Incentive Stock Option does not exceed a period of five years from the date of its grant. In the absence of such determination, the Options shall be exercisable at any time or from time to time, in whole or in part, during a period of ten years from the date of its grant or, in the case of an Incentive Stock Option, the maximum term of such Option.

       (b) Effect of Disability, Death or Termination of Employment. The Compensation Committee shall determine the effect on an Option of the disability, death, retirement or other termination of employment of an optionee and the extent to which, and during the period which, the optionee's estate, legal representative, guardian, or beneficiary on death may exercise rights thereunder. Any beneficiary on death shall be designated by the optionee, in the manner determined by the Compensation Committee, to exercise rights of the optionee in the case of the optionee's death.
       (c) Other Conditions. The Compensation Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.
       (d) Withholding. The optionee shall pay to the Company, or make provision satisfactory to the Compensation Committee for payment of, any taxes required by law to be withheld in respect of any Options under the Plan no later than the date of the event creating the tax liability. In the Compensation Committee's discretion, such tax obligations may be paid in whole or in part in shares of Stock, including shares retained from the exercise of the Option creating the tax obligation, valued at the fair market value of the Stock on the date of delivery to the Company as determined in good faith by the Compensation Committee. The Company and any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code) may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the optionee.
       (e) Amendment of Options. The Compensation Committee may amend, modify or terminate any outstanding Option, including substituting therefor another Option of the same or different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Non-statutory Stock Option, provided that the optionee's consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the optionee.
       7. Non-transferability.
       Options granted under the Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.
       8. No Right to Employment.
       No persons shall have any claim or right to be granted an Option and the grant of an Option shall not be construed as giving an optionee the right to continued employment. The Company expressly reserves the right at any time to dismiss an optionee free from any liability or claim under the Plan, except as specifically provided in the applicable Option.
       9. No Rights as a Shareholder.
       Subject to the provisions of the applicable Option, no optionee or any person claiming through an optionee shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she becomes the holder thereof.
       10. Amendment or Termination.
       The Board may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provision.
       11. Shareholder Approval.
       The Plan is subject to approval by the shareholders of the Company by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote thereon and present or represented at a meeting duly held in accordance with the laws of the Commonwealth of Massachusetts, or by any other action that would be given the same effect under the laws of such jurisdiction, which action in either case shall be taken within twelve (12) months from the date the Plan was adopted by the Board. In the event such approval is not obtained, all Options granted under the Plan shall be void and without effect.
       12. Governing Law.
       The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.


As adopted by the Board of Directors on July 18 and December 5, 1995.